Exhibit 99.1

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

Media Contact:
Russell Wilkerson (703) 433-3063
Investor Contact:
Paul Blalock (703) 433-4300

NEXTEL STOCKHOLDERS OVERWHELMINGLY APPROVE MERGER WITH SPRINT AT ANNUAL MEETING

Shareholders Vote in Favor of All Proposals
CEO Highlights Company's Achievements and Update on Merger Plans

RESTON, Va. - July 13, 2005 - Nextel Communications Inc. (NASDAQ: NXTL) today announced it received approval from its stockholders for the proposed merger with Sprint Corporation (NYSE: FON).

“The resounding stockholder support for this merger endorses the smart strategic rationale and the tremendous value creation opportunities before us,” said William E. Conway, chairman of the board of Nextel. “It also recognizes a job well done by the Nextel executive team. With their dedication and vision, backed by the commitment of all Nextel employees, the company is poised to unite with Sprint and become America’s premier telecommunications company.”

786,848,210 of Nextel’s outstanding shares of class A common stock, 71.3 percent of the outstanding shares, voted in favor of the proposal. The favorable vote represented 99.8 percent of the shares participating and voting at the meeting, demonstrating that the stockholders were overwhelmingly in favor of proceeding with the merger as provided for in the Agreement and Plan of Merger. The approval is an important step towards completion of the merger, which is expected to occur in the third quarter of 2005, pending regulatory approvals.

Stockholders also voted to elect three directors - Timothy M. Donahue, Frank M. Drendel and William E. Kennard, each for a three-year term, and ratified the appointment of Deloitte & Touche LLP as Nextel’s independent registered accounting firm for 2005. Furthermore, shareholders adopted an Amended and Restated Incentive Equity Plan. All of the vote tallies are considered preliminary until certified by independent election inspectors.

At the meeting, Mr. Timothy Donahue, president and CEO of Nextel, provided stockholders with an overview on the industry and company, and an update on the merger approval and integration process.

“The wireless industry is strong. Nextel is steadily increasing its share of the market, and we continue to lead the industry in key performance metrics,” said Donahue. “We look forward to quickly completing the merger approval process and carrying our strong operating momentum into the combined company.”

The proposed merger-of-equals between Sprint and Nextel, which was announced on December 15, 2004, is expected to close in the third quarter of 2005 pending regulatory approvals. After the completion of the merger, the combined company stock will trade on the New York Stock Exchange under the ticker symbol “S.”

About Nextel
Nextel Communications, a FORTUNE 200 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Today 95 percent of FORTUNE 500® companies are Nextel customers. Nextel and Nextel Partners, Inc. currently serve 297 of the top 300 U.S. markets where approximately 263 million people live or work.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the new company, including expected synergies resulting from the merger of Sprint and Nextel, future technology plans, and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the result of the review of the proposed merger by various regulatory agencies, and any conditions imposed on the new company in connection with consummation of the merger; approval of the merger by the stockholders of Sprint and Nextel and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Sprint’s and Nextel’s respective reports filed with the SEC, including each company’s annual report on Form 10-K for the year ended December 31, 2004 as amended, and their respective quarterly reports on Form 10-Q for the quarterly period ended March 31, 2005. This document speaks only as of its date, and Sprint and Nextel each disclaims any duty to update the information herein.